Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 11, 2018, by and between CITY NATIONAL BANK of West Virginia, (“City National”), and Bruce VanHorn (the “Employee”).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, City Holding Company, a West Virginia corporation and the sole shareholder of City National entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Poage Bankshares, Inc., a Maryland corporation sole shareholder of Town Square Bank, for the purpose, among others, of causing the merger of Town Square Bank with and into City National (the “Merger”);

WHEREAS, the Employee has knowledge, experience and expertise in the area of banking and financial services, and City National wishes to obtain the benefits of the Employee’s knowledge, experience and expertise; and

WHEREAS, City National desires to employ the Employee on the terms and subject to the conditions set forth herein and subject to determinations of safety, soundness and fairness of City National’s regulatory entities, and the Employee is willing to accept employment on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Condition and Effective Date.

1.1           Closing. The date that the Merger closes is called the “Closing Date.” This Agreement shall be null and void if the Merger does not close for any reason.

1.2           Effective Date. Subject to Section 1.1, this Agreement is effective as of the date set forth in the introductory paragraph (the “Effective Date”).

2.            Employment.

2.1           Position and Duties. Subject to the terms set forth herein, upon the Closing Date, City National agrees to employ the Employee in the position of Executive Vice President, and the Employee hereby accepts such employment. The Employee shall have the duties consistent with his role as determined by President and CEO of City National, including, but not limited to originating and servicing commercial client relationships; supervising others in the commercial lending function; training, mentoring and developing staff; and interact with other City National management to grow and build City National’s various product lines. During the term of the Employee’s employment, the Employee will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by City National’s general employment policies or as otherwise set forth in this Agreement) to the business of City National. Such services shall be performed in at such other location as City National may reasonably require.

2.2           Term. The Employee’s employment shall commence on the Closing Date and shall continue for two years by the mutual agreement of City National and the Employee unless terminated in accordance with the provisions of this Agreement (the “Employment Period”). After the expiration of two years, the Employee may continue his employment with City National as an at-will employee.

3.            Compensation.

3.1           Base Salary. As consideration for the Employee’s services as an employee, City National agrees to pay the Employee, upon the Closing Date, and the Employee agrees to accept, an annual base salary of $202,000 (the “Base Salary”). It is further understood and agreed that during the term of the Employee’s status as an employee, the Employee shall be subject to the withholding of taxes as required by law.

3.2           Bonus. Employee is eligible for annual cash bonus based upon growth in the commercial loan portfolio for which Employee is responsible (the “Employee Portfolio”). Employee will have a target bonus of $50,000 tied to specific loan growth goals. The actual bonus paid could be smaller than $50,000 if loan growth is less than goal. The actual bonus may also be more than $50,000 if loan growth exceeds goals, but can be no more than 150% of the target amount (or $75,000) under contraints common within City’s commercial loan incentive plan. The cash bonus will be paid after the end of each fiscal year consistent with the form and timing of payment of cash bonuses to other City National executives. Employee and City National will work together in good faith to establish, within 30 days after the date of this Agreement, the details of the bonus plan, including without limitation determining loans included in the Employee Portfolio, growth targets and portfolio quality standards, which details will be set forth in Schedule A to be appended to this Agreement.

3.3           Benefits. So long as the Employee is employed by City National, the Employee shall be entitled to participate in any benefit plans or programs now or hereafter provided or made available to employees of City National generally; provided, however, that nothing contained in this Agreement shall require City National to establish, maintain or continue any such benefits or programs already in existence or hereafter adopted for employees or executive officers of City National.

4.            Termination.

4.1           Termination of Employment with City National.

 (a)          Death or Disability. If the Employee dies, or becomes disabled to the extent that the Employee cannot perform his duties under this Agreement for a period of more than ninety (90) consecutive days (the “Disability Period”), this Agreement shall cease and terminate on the date of the Employee’s death or conclusion of the Disability Period, as applicable.

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 (b)          Termination for Cause. If this Agreement is terminated by City National for Cause (as defined herein), this Agreement shall cease and terminate as of the date of termination of the Employee. “Cause” shall be defined as (i) commission of a willful act of dishonesty, including but not limited to theft or embezzlement, in the course of the Employee’s duties hereunder; (ii) conviction by a court of competent jurisdiction of a crime constituting a felony or conviction with respect to any act involving fraud, dishonesty, or moral turpitude; (iii) the Employee’s continued, habitual intoxication or performance under the influence of controlled substances during working hours; (iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism which shall not have been cured within thirty (30) days after City National shall have advised the Employee in writing of its intention to terminate the Employee’s employment in accordance with the provisions of this subsection; (v) material breach of any violation of any material provision of this Agreement or of any employment, noncompetition, confidentiality or other agreement now or hereafter in effect between the Employee and City National and/or agreements with City National’s regulatory agencies; (vi) a willful violation by the Employee of any applicable law or significant policy of City National or an affiliate causing material harm to City National or an affiliate, regardless of whether the violation leads to criminal prosecution or conviction; (vii) Employee is removed from office or permanently prohibited from participating in City National’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1) or otherwise removed or permanently prohibited from participating in City National’s or an affiliates’ activities by the any of City National’s regulatory agencies; or (viii) the Employee’s willful and continued personal misconduct, action, inaction, inability or refusal to perform the duties and responsibilities of an Executive Vice President which shall not have been cured within thirty (30) days after City National shall have advised the Employee in writing of its intention to terminate the Employee’s employment in accordance with the provisions of this subsection.

 (c)          Termination by Employee. The Employee may terminate his employment with City National at any time and for any reason.

 (d)          Employee’s Rights Upon Termination with City National. In the event that this Agreement is terminated with Cause under this Section 4.1, the Employee shall receive the Base Salary and all other compensation and benefits earned through the Employee’s final day of employment with City National, subject to the terms of this Agreement. Upon termination for any reason under this Section 4.1, the Employee shall be required to deliver to City National any of City National’s assets in the possession of the Employee. The Employee’s rights upon termination pursuant to this Section 4.1 shall be subject to determinations of safety, soundness and fairness of City National’s regulatory entities.

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5.            Restrictive Covenants.

5.1           Confidential Information. The Employee acknowledges and agrees that in connection with his employment by City National, the Employee will have access to certain confidential and proprietary information owned by and related to City National. For purposes of this Agreement, “Confidential Information” means any proprietary information of or related to City National, including but not limited to: (i) operations manuals and guidelines, marketing manuals and plans, and business strategies, techniques and methodologies; (ii) financial information, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, sales reports and business plans; (iii) any and all active prospective mergers or acquisitions of City National, and all financial data, pricing terms, information memoranda and due diligence reports relating thereto; (iv) all internal memoranda and other office records, including electronic and data processing files and records; (v) any communications, reports, memorandums or other information provided by any bank regulatory agency; and (vi) any other information constituting a trade secret under governing trade secrets law.

5.2           Exceptions. Notwithstanding the foregoing, Confidential Information does not include any of the foregoing that is of general public knowledge or is received in good faith from a third party having the right to disclose it, who, to the best of the Employee’s knowledge, did not obtain such information from City National and who imposes no obligation of secrecy on the Employee with respect to such information.

5.3           Non-Disclosure of Confidential Information. The Employee shall not at any time willfully use, disclose or divulge any such Confidential Information to any person, firm or corporation, except: (i) in connection with the discharge of his duties hereunder; (ii) with the prior written consent of City National which consent may be withheld in City National’s sole discretion; or (iii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the Employee shall notify City National as promptly as practicable and, if possible, prior to making such disclosure. The Employee shall use his best efforts to prevent any such disclosure by others.

5.4           Non-Competition/Non-Solicitation. If the employment of Employee terminates for any reason, then Employee agrees that he will not directly or indirectly, either as principal, agent, employee, employer, co-partner, or in any other individual or representative capacity whatsoever engage in the banking and/or the financial services business which includes, but is not limited to, commercial banking, consumer banking, retail banking, bank management, mortgage brokerage, bank marketing, bank product marketing, or the savings and loan business or mortgage business, or any other businesses in which City National is involved. This non-compete shall apply to the following geographical area in any county of any state in which the Company or City National Bank maintains offices. This non-competition provision shall be in effect for a period of two (2) years beginning immediately after the separation of employment. However, if litigation and/or arbitration is commenced by the City National or Employee directly or indirectly pertaining to this non-competition provision or the non-solicitation provision herein below, then the non-competition and non-solicitation provision(s) herein shall begin upon separation of employment, continue through arbitration and/or litigation and terminate two years after entry of a final non-appealable ruling by a court and/or arbitration tribunal of competent jurisdiction.

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If the employment of Employee terminates for any reason, then for a period of two (2) years after employment with City National, the Employee agrees not to solicit or assist any person in soliciting, any depositors, customers or employees of City National, or directly or indirectly induce or attempt to persuade any current or former employees of City National to terminate their employment with the City National.

5.5           Injunction. The Employee and City National acknowledge and agree that a violation of the covenants set forth in this Section 5 would cause irreparable damage to City National, and that City National would not have an adequate remedy at law. The Employee therefore agrees that City National, in addition to all other remedies available under law or equity, shall be entitled to an injunction (without posting any bond whatsoever) restraining such conduct by the Employee in the event of a breach or threatened breach by the Employee of this Agreement or any of the terms or conditions hereof.

6.            Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Charleston, West Virginia, in accordance with the rules of the American Arbitration Association then in effect. The panel of arbitrators shall be determined as follows: City National will choose one arbitrator, the Employee will choose one arbitrator, and the third arbitrator will be chosen by the two arbitrators chosen by the Employee and City National. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that City National shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions contained herein, and the Employee hereby consents that such restraining order or injunction may be granted without the necessity of City National posting any bond. The expenses of arbitration shall be borne by the party who was found to be in breach of the Agreement. The parties shall bear their own legal fees and personal costs of such arbitration. If the party who initiated arbitration is found by the arbitration panel to have brought the action in bad faith, then such party shall be responsible for the other party’s legal fees and other costs incurred as a result of the arbitration.

7.            Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings of the parties with respect to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the parties hereto.

8.            Severability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law.

9.            Waiver. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

10.           Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to principles of conflict of law.

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11.          Assignment. The Employee may not assign any rights under this Agreement without the prior written consent of City National. If City National, or any entity resulting from any stock purchase, merger or consolidation with or into City National, is merged with or consolidated into or with any other entity or entities, or if substantially all of the stock or operating assets of any of the aforementioned entities is sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in, or the entity resulting from, such asset purchase, merger or consolidation, or the entity to which such assets are sold or transferred.

12.          Headings. The headings contained in this Agreement are for reference purposes only and should not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CITY NATIONAL BANK OF WEST VIRGINIA:

By:	/s/ Charles R. Hageboeck
Charles R. Hageboeck, President and CEO

EMPLOYEE:

/s/ Bruce VanHorn
Bruce VanHorn

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Schedule A

Cash Bonus Details

To be prepared within 30 days after the date of this Agreement

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